Exhibit 99.1

       PLX Technology, Inc. Reports Second-Quarter 2007 Financial Results

     -- PCI Express Revenues Grow 28 Percent Sequentially

     -- More than One Million PCI Express Chips Shipped to Date

     SUNNYVALE, Calif.--(BUSINESS WIRE)--July 23, 2007--PLX Technology, Inc. (NASDAQ:PLXT) today announced financial results for the second quarter ended June 30, 2007.

     "In the second quarter, we made steady progress in our long term growth initiative, our PCI Express product line," said Michael Salameh, PLX(R) president and chief executive officer. "In addition to recording 28 percent sequential revenue growth in PCI Express, we continued rolling out new products and winning key designs that will maintain and expand our leadership in this growing market. Since we launched the product line we have shipped more than one million PCI Express chips, which are used in a wide range of products, from PC add-in cards to enterprise storage systems. We also continued to increase cash and investments, even as we stepped up the pace of product development to take advantage of new market opportunities.

     "During the quarter, we announced and started sampling two new PCI Express switches, bringing our PCI Express product line to 17 chips, ranging from single-lane bridges to 48-lane switches. We also expanded our PCI Express customer base and have shipped production units, samples or development systems to more than 700 different customers to date, almost double the number of such customers this time last year. Additionally, our family of PCI Express Gen 2 products is expected to sample later this year.

     "Further underscoring our leadership position in PCI Express, we are shipping production volumes or have won key PCI Express designs at nearly all the leading server, storage and communication equipment suppliers. We have also won designs at leading suppliers of PC peripheral and embedded system products, such as graphics, video encoders, multi-function printers, and instrumentation systems. In the second quarter, we announced designs in NEC storage systems and a partnership with Broadcom for high-definition video solutions, which are representative of the wide range of applications for our chips."

     For the second quarter ended June 30, 2007, PLX reported net revenues of $19.8 million, a two percent increase from the $19.4 million reported in the second quarter ended June 30, 2006, and a six percent increase from the $18.6 million reported in the first quarter ended March 31, 2007. Net loss for the second quarter ended June 30, 2007, under U.S. generally accepted accounting principles (GAAP), which included the effect of acquisition-related amortization of $0.4 million and share-based compensation of $1.2 million, was $82,000, or a loss of $0.00 per share (diluted). This compared to GAAP net income of $0.3 million, or $0.01 per share (diluted), in the second quarter ended June 30, 2006, and a GAAP net loss of $0.3 million, or $0.01 per share (diluted), in the first quarter ended March 31, 2007.

     The Company's gross margin for the second quarter ended June 30, 2007, was
58.9 percent, as compared with 57.6 percent for the second quarter ended June 30, 2006, and 61.0 percent for the first quarter ended March 31, 2007. The decline in gross margin was driven by product mix as PLX sold less higher-margin PCI product than anticipated. PCI Express gross margins improved in the second quarter of 2007 due to a variety of ongoing cost-reduction programs, while PCI gross margins were steady. However, the improvement in PCI Express gross margin percentage was not sufficient to fully offset the reduced unit sales of a few of PLX's legacy products.

     Operating expenses under GAAP for the second quarter ended June 30, 2007, were $12.6 million, as compared to $12.4 million for the first quarter ended March 31, 2007. The sequential increase was due primarily to additional tape-out-related expenses.

     The Company's balance sheet remained strong. At June 30, 2007, cash and investments were $47.4 million, compared to $42.3 million at December 31, 2006. Additionally, there continues to be no debt.

     Business Outlook

     The following statements are based on current expectations. The Company does not intend to update, confirm or change this guidance until its third-quarter earnings release, although it may provide additional detail regarding its guidance on today's scheduled conference call.

     -- Net revenues for the third quarter ended September 30, 2007, are expected to be between $20.5 million and $21.5 million, with approximately 36 percent of total net revenues attributable to PCI Express products.

     -- Gross margins are expected to be in the range of 59 percent to 61 percent.

     -- Operating expenses under GAAP are expected to be $13.2 million. The increase in operating expenses is driven by expenditures related to the cost for tape-out for several new products. Included in operating expenses are share-based compensation and acquisition-related amortization, which are expected to be approximately $1.6 million.

     PLX management plans to conduct a conference call today at 2:00 p.m. PDT to discuss its second-quarter financial results, as well as its third-quarter outlook. There will also be a live Webcast and a replay of the conference call available through the Investors section of the PLX Web site at www.plxtech.com/investors. To dial into the live Webcast, please call
913.981.5525. A recorded replay of this Webcast will be available on the PLX Website beginning 5:00 p.m. (PDT) on July 23, 2007, through 10:00 p.m. (PDT) on July 30, 2007. To listen to the replay via telephone, call 719.457.0820, and use access code 9145462. The Webcast can also be accessed through www.ccbn.com.

     For the live Webcast, listeners should go to the PLX Investors page at least 15 minutes before the event starts to download and install any necessary audio software. The archived Webcast is typically available one to two hours after the end of the live call.

     About PLX

     PLX Technology, Inc. (www.plxtech.com), based in Sunnyvale, Calif., USA, is the world's leading supplier of PCI Express and other standard I/O interconnect semiconductors to the communications, server, storage, embedded-control, and consumer markets. The Company provides a competitive advantage through an integrated combination of experience, high-performance silicon, hardware and software design tools, and global partnerships. These innovative solutions enable customers to develop equipment with industry-leading performance, scalability and reliability that allows them to bring designs to market faster.

     SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     This release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. These include statements about the Company's estimated revenues, estimates of revenues attributable to certain products, estimated expenses, and estimated gross margins for the third quarter of 2007, which are set forth under the caption "Business Outlook," and statements regarding the PCI Express products. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in the statements. Factors that could cause actual results to differ materially include risks and uncertainties, such as reduced demand for products of electronic equipment manufacturers, which include the Company's products, adverse economic conditions in general or those specifically affecting the Company's markets, reduced acceptance of the Company's PCI Express products, technical difficulties and delays in the development process, errors in the products, reduced backlog for the Company's customers and unexpected expenses. Please refer to the documents filed by the Company with the SEC from time to time, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2006, and PLX's quarterly report on Form 10-Q for the quarter ended March 31, 2006, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements.

     PLX and the PLX logo are trademarks of PLX Technology, Inc., which may be registered in some jurisdictions. All other product names that appear in this material are for identification purposes only and are acknowledged to be trademarks or registered trademarks of their respective companies.


                         PLX TECHNOLOGY, INC.

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Unaudited)
               (in thousands, except per share amounts)


                               Three Months Ended     Six Months Ended
                           June 30  June 30  March 31     June 30
                                                      ----------------
                             2007     2006     2007     2007    2006
                           -------- -------- -------- -------- -------

Net revenues (1)           $19,764  $19,411  $18,640  $38,404  $39,416
Cost of revenues (1)         8,118    8,225    7,263   15,381   15,722
                           -------- -------- -------- -------- -------
Gross margin                11,646   11,186   11,377   23,023   23,694

Operating expenses:
  Research and development   6,143    4,835    5,742   11,885    9,914
  Selling, general and
   administrative            6,061    5,982    6,170   12,231   11,657
  Amortization of
   purchased intangible
   assets                      357      481      440      797      993
                           -------- -------- -------- -------- -------
Total operating expenses    12,561   11,298   12,352   24,913   22,564

Income (loss) from
 operations                   (915)    (112)    (975)  (1,890)   1,130
Interest income and other,
 net                           607      421      574    1,181      763
                           -------- -------- -------- -------- -------

Income (loss) before
 provision (benefit) for
 income taxes                 (308)     309     (401)    (709)   1,893
Provision (benefit) for
 income taxes                 (226)      28     (129)    (355)      71
                           -------- -------- -------- -------- -------

Net income (loss)          $   (82) $   281  $  (272) $  (354) $ 1,822
                           ======== ======== ======== ======== =======

Basic net income (loss)
 per share                 $ (0.00) $  0.01  $ (0.01) $ (0.01) $  0.07
                           ======== ======== ======== ======== =======
Shares used to compute
 basic per share amounts    28,674   28,081   28,645   28,660   27,983
                           ======== ======== ======== ======== =======
Diluted net income (loss)
 per share                 $ (0.00) $  0.01  $ (0.01) $ (0.01) $  0.06
                           ======== ======== ======== ======== =======
Shares used to compute
 diluted per share amounts  28,674   28,938   28,645   28,660   28,868
                           ======== ======== ======== ======== =======


(1) Net revenues and cost of revenues for the six months ended June 30, 2006 include a one-time pick-up in revenue of $2.8 million and $0.9 million, respectively, which result from a change in accounting for revenues to distributors.


                         PLX TECHNOLOGY, INC.

                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)


                                               June 30    December 31
                                                2007        2006 (1)
                                            ------------- ------------
                                             (unaudited)
ASSETS

  Cash and investments                      $     47,448  $    42,323
  Accounts receivable, net                         8,336        8,491
  Inventories                                      6,957        8,295
  Property and equipment, net                     28,127       28,744
  Goodwill                                        34,976       34,976
  Other intangible assets                          2,059        2,856
  Other assets                                     4,200        2,263
                                            ------------- ------------
Total assets                                $    132,103  $   127,948
                                            ============= ============

LIABILITIES

  Accounts payable                          $      5,694  $     2,995
  Accrued compensation and benefits                1,943        2,417
  Accrued commissions                                638        1,100
  Other accrued expenses                             500          500
                                            ------------- ------------
Total liabilities                                  8,775        7,012

STOCKHOLDERS' EQUITY

  Common stock, par value                             29           29
  Additional paid-in capital                     131,539      128,735
  Accumulated other comprehensive loss              (154)         (96)
  Accumulated deficit                             (8,086)      (7,732)
                                            ------------- ------------
Total stockholders' equity                       123,328      120,936
                                            ------------- ------------
Total liabilities and stockholders' equity  $    132,103  $   127,948
                                            ============= ============

(1) Derived from audited financial statements


                         PLX TECHNOLOGY, INC.
                          SUPPLEMENTAL DATA
                             (Unaudited)


                        Percentage of Net
                             Revenues        2Q07 vs 2Q06 2Q07 vs 1Q07
                                             ------------ ------------
                        2Q07   2Q06   1Q07        %            %
                       ------ ------ ------  ------------ ------------
Net Revenues by
 Geography
Americas                29.4%  29.7%  32.9%      (2%)         (7%)
Asia Pacific            60.6%  59.5%  54.6%       5%          19%
Europe                  10.0%  10.8%  12.5%      (5%)        (15%)


                       Share-Based Compensation
                            (in thousands)
                        2Q07   2Q06   1Q07
                       ------ ------ ------
Manufacturing          $   13 $   15 $   18
Research and
 development              422    556    532
Selling, general and
 administrative           777    865    602
                       ------ ------ ------
                       $1,212 $1,436 $1,152
                       ====== ====== ======


     CONTACT: CommonGround Communications (for PLX)
              Jerry Steach, 415-222-9996
              jsteach@plxtech.com
              or
              PLX Technology, Inc.
              Arthur O. Whipple, 408-774-9060 (CFO)
              investor-relations@plxtech.com